UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): August 23, 2006
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     Effective September 4, 2006, we entered into a three-year employment agreement with Patrick Walsh, who will serve as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Walsh’s annual base compensation is $400,000. Mr. Walsh’s annual incentive compensation target is $200,000. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On or about September 4, 2006, Mr. Walsh is scheduled to receive an option to acquire 10,000 shares of our Class A Common Stock and 3,000 shares of restricted stock. Mr. Walsh is scheduled to receive an option to acquire 20,000 shares of our Class A Common Stock and 6,000 restricted shares on or about March 1, 2007, March 1, 2008, and March 1, 2009. Mr. Walsh is also scheduled to receive a completion bonus of 20,000 shares of our common stock upon the expiration of the agreement. Mr. Walsh will receive an automobile allowance and will be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Walsh for good reason (as defined in the agreement) upon written notice. Mr. Walsh is entitled to certain termination benefits upon disability or death, and certain severance benefits.
     Effective August 24, 2006, we entered into a Change in Control Severance Agreement with Mr. Walsh. The agreement provides that if Mr. Walsh’s employment is terminated within two years after a change-in-control (or, in certain instances, in anticipation of a change-in-control) by Emmis other than for cause or by Mr. Walsh for “good reason” (as defined in the agreement), Mr. Walsh is entitled to (1) a payment equal to his base salary through the termination date, plus a pro rata portion of his target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times his highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued insurance benefits for three years; (4) immediate vesting of all stock options; and (5) in certain circumstances, additional tax “gross up” payments. In each case, Mr. Walsh is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change-in-control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred.
ITEM 5.02(c). Appointment of Principal Officer.
     On August 23, 2006, we announced that Patrick Walsh, 39, would be appointed Executive Vice President, Chief Financial Officer and Treasurer, effective September 4, 2006. Mr. Walsh joins the Company from Ibiquity Digital Corporation, the developer and licensor of HD Radio technology, where he served as Chief Financial Officer and Senior Vice President since 2002. Prior to joining iBiquity, Walsh was a management consultant for McKinsey & Company, one of the world’s top management consulting firms. His previous management experience includes positions at General Motors Acceptance Corporation and Deloitte & Touche, LLP. He earned a Bachelor of Business Administration degree in accounting and finance from the University of Michigan and an MBA from Harvard Business School.
     On August 23, 2006, we also announced that David Newcomer, Vice President of Finance, Assistant Secretary and Interim Chief Financial Officer was being promoted to Senior Vice President of Finance and Assistant Secretary. He will no longer serve as Interim Chief Financial Officer.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

EXHIBIT #	DESCRIPTION

Signatures.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: August 29, 2006	By:	/s/ J. Scott Enright
J. Scott Enright, Senior Vice
President, Associate General Counsel and Secretary

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